UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2016 (February 16, 2016)

VinCompass Corp.
(Exact name of registrant as specified in its charter)

Wyoming	000-54567
(State or other jurisdiction of	(Commission File Number)
incorporation)

795 Folsom Street, 1st Floor, San Francisco, CA	94107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 415-817-9955

_____________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

VINCOMPASS CORP.
Form 8-K
Current Report

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN DIRECTORS

On February 16, 2016, Mr. George M. “Ken” Bado was appointed as a Director of the Company to serve until the next annual meeting of shareholders and until his successor is duly appointed. On February 16, 2016, Mr. Bado accepted such appointment.

The biography for Mr. Bado is set forth below:

Mr. George M. Bado, 61, known as “Ken”, is a turnaround expert, angel investor and board member with a consistent record of executing hyper growth for software companies and monetizing technology by solving their customer's critical business problems. Mr. Bado is the Chief Executive Officer of GMB Consulting LLC. Since 2005, Mr. Bado has been a member of the Bethany College Board of Trustees and chairman of the Student Life Committee. Additionally, Mr. Bado is a board member of Wye River Technologies, a Baltimore based software company serving the US Architecture, Engineering, and Construction (AEC) industry and Mr. Bado is an active board member on “Airex Inc” and non-profit “Voices of Hope for Aphasia”. Prior career highlights for Mr. Bado include: Director of ORSYP S.A. Š A French based IT company, Chief Executive Officer and President at MarkLogic Corporation, a Big Data company in the Bay Area, as well as Executive Vice President of Autodesk (ADSK-NASDAQ) where he led the growth from $800 million to over $2 billion in 6 years. Mr. Bado has a proven track record in leading P&Ls including sales/marketing and services. Mr. Bado holds a Bachelor's degree from Bethany College in West Virginia.

Family Relationships

There are no family relationships between any of the Company's directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINCOMPASS CORP.
/s/ Peter Lachapelle
Peter Lachapelle
President and Director

Date: February 17, 2016